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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Diamond Offshore Drilling, Inc. (the "Company") on Form S-4 of our report dated February 26, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change, effective as of January 1, 2002, in its method of accounting for goodwill to conform with Statement of Financial Accounting Standards No. 142), appearing in the Annual Report on Form 10-K of Diamond Offshore Drilling, Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP

Houston, Texas
December 30, 2004